Exhibit 10.P

Mentor Graphics Corporation
8005 S.W. Boeckman Road
Wilsonville, Oregon 97070-7777
(503) 685-7000
www.mentor.com

Resignation and Advisory Services Agreement
September 17, 2014
L. Don Maulsby
5611 Shubert Court
Dallas, TX 75252

Dear Don:
This letter agreement (the “Agreement”) sets forth the terms of your voluntary resignation (retirement) as Senior Vice President, Advisor to the Chief Executive Officer and President of Mentor Graphics Corporation (the “Corporation”) and your continuation as an non-executive advisor to the Corporation. This Agreement is effective as of September 18, 2014 (the “Effective Date”).
1.    Executive Resignation.
1.1    Executive Resignation Effective Date. Effective as of midnight on October 1, 2014 (“Executive Resignation Effective Date”), you hereby resign as Senior Vice President, Advisor to the Chief Executive Officer and President of the Corporation.
1.2    Payments Upon Resignation. Promptly and in any event within thirty (30) days (or such earlier date as may be required by law) of your Executive Resignation Effective Date, the Corporation will pay to you any accrued but unused vacation time through the Executive Resignation Effective Date and all other amounts to which you are entitled under any compensation plan or practice of the Corporation at the time such payments are due.
1.3    Effect of Resignation. As of the Executive Resignation Effective Date, your employment as an executive officer and full-time employee of the Corporation will terminate. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended and guidance promulgated thereunder (“Section 409A”), you will be deemed to have incurred a “separation from service” with the Corporation effective as of the Executive Resignation Effective Date.
2.    Advisory Services. In recognition of your dedicated service to the Corporation, valuable skill sets, unique customer insight and established 15-year track record as the third-ranking senior officer of the Corporation, the Corporation and you have agreed to continue your employment on a non-executive advisory basis on the following terms and conditions:
2.1    Scope of Services. Commencing as of 12:01 a.m., on October 2, 2014 and continuing through the duration of the Advisory Services Period (as defined in Section 2.3 below), you will serve as a non-executive employee of the Corporation who provides advisory services to the Chief Executive Officer of the Corporation and to the President of the Corporation. During the Advisory Services Period, you will not be required to provide advisory services in any month at a level that exceeds 20% of the average level of services performed for the Corporation prior to October 2, 2014.
2.2    Title and Reporting. During the Advisory Services Period, your title will be “Advisor to the Chief Executive Officer and the President” and you will report to the Chief Executive Officer and to the President of the Corporation.
2.3    Advisory Services Period. The Advisory Services Period will commence at 12:01 a.m. on October 2, 2014 and will end at midnight on October 1, 2015, unless the parties mutually agree in writing to extend the term of the Advisory Services Period. Notwithstanding the foregoing, either party may terminate the Advisory Services Period upon thirty (30) days prior advanced written notice to the other party.
2.4    Compensation. During the Advisory Services Period, the Corporation will pay to you an amount equal to $2,500 per month, less applicable withholdings and deductions, payable in accordance with the Corporation’s normal payroll practices.
2.5    Benefits. During the Advisory Services Period, you will remain eligible to participate in the Corporation’s group health, dental, vision, accidental death and dismemberment and life insurance plans, but (except as otherwise provided in Section 2.6 or 2.7 below) will not be eligible to participate in any other employee benefit plans, programs or arrangements of the Corporation, including without limitation the Corporation’s 401(k) savings, short- or long-term disability, cash or equity incentive or vacation plans. Without limiting the generality of the foregoing, during the Advisory Services Period, you will not be eligible to accrue vacation, paid time off or sick leave and, except as otherwise provided in Section 2.7 below, will not be eligible for new grants of equity awards or incentive bonuses.
2.6    Outstanding Equity Awards. During the Advisory Services Period, you will continue to vest in any time-based equity awards that are outstanding on the Executive Resignation Effective Date, but will not continue to vest in any performance-based equity awards that are outstanding on the Executive Resignation Effective Date. During the Advisory Services Period, you will be entitled to exercise all vested equity awards in accordance with the terms of the underlying equity plan and award agreements.
2.7    2015 Variable Incentive Plan Award. During the Advisory Services Period, you will be eligible for an award under the Fiscal Year 2015 Variable Incentive Payment (VIP) plan. Any amount payable under such plan will be based on the performance criteria and other terms and conditions set forth in the operative plan document and will be pro rated based on your service through July 31, 2014. Any amount payable under such plan will be paid to you in cash in a lump sum in April 2015 in accordance with the terms of such plan; provided that you are actively employed as a non-executive employee of the Corporation on the date such amount is otherwise payable.
3.    Term of Agreement. The term of this Agreement will commence on the Effective Date and will end upon the expiration of the Advisory Services Period.
4.    Business Expense Reimbursement. The Corporation will reimburse you for any un-reimbursed, reasonable business expenses incurred by you on or before your Executive Resignation Effective Date or during the Advisory Services Period.
5.    Withholding Taxes and Other Deductions. The Corporation may withhold from any payments made to you any applicable federal, state, local, and other taxes (such as employment taxes), and such other deductions as are prescribed by law.
6.    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, except as set forth in Section 7 of this Agreement, supersedes all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, the Severance Agreement entered into between you and the Corporation dated March 11, 2010 (“Severance Agreement”) and any prior severance agreements, is hereby terminated and canceled; provided, however, that any rights you may otherwise have under benefit plans or agreements of the Corporation to which you are a party or in which you are a participant, including, but not limited to, any indemnity agreement related to your service as a director of any subsidiary of the Corporation, or any Corporation sponsored employee benefit, stock option and time-based restricted stock unit plans, shall remain in full force and effect, and the provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements.
7.    Continuing Obligations. Notwithstanding the provisions of Section 6 of this Agreement, you will continue to be bound by and subject to the provisions of Sections 7 (Code Section 409A) and 14 (Suits, Actions, Proceedings, etc.) of the Severance Agreement and the Corporation’s Standards of Business Conduct and Standard Confidentiality Agreement.
8.    Successors; Binding Agreement.
8.1    Successor to Assume Agreement. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement. The Corporation will promptly notify you of any failure to obtain such assumption and agreement.
8.2    Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.
9.    Notice. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. All notices, requests, demands and other communications shall be addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. The parties may agree in writing to provide notices, requests, demands and other communications through email.
10.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.
11.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
12.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
[Signature page follows]

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter. A duly authorized officer of the Corporation will sign this letter and a fully executed copy will be returned to you, constituting our agreement on this subject. Unless and until accepted in writing by the Corporation, this Agreement is deemed to be neither executed nor effective.

Sincerely,

MENTOR GRAPHICS CORPORATION

By:	/S/ Dean Freed
Its:	Vice President

Agreed and Accepted,
this 18 day of September, 2014.

/S/ L. Don Maulsby
L. Don Maulsby